Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2016 FIRST QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., January 28, 2016 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2016 first quarter, ended December 31, 2015.

First Quarter Overview
Net sales for the three months ended December 31, 2015 totaled $24.8 million, compared to $20.1 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $1.7 million, or $0.27 per diluted share, compared to a net loss of $1.8 million, or $0.29 per diluted share, in the same period a year ago.

The gross profit for the first quarter of fiscal 2016 was $7.0 million, compared to $5.5 million in the corresponding period last year. As a percentage of net sales, gross profit was 28.1% and 27.3% in the first quarter of fiscal 2016 and 2015, respectively. Operating expenses for the quarter ended December 31, 2015 were $9.4 million, or 37.8% of net sales, compared to $8.7 million, or 43.3% of sales, in the same quarter last year.

Jack Ehren, President and CEO, commented, “Despite a much stronger beginning backlog than the prior year, first quarter sales were still low due to a significant portion of this backlog not being scheduled to ship until after the first quarter. Gross margins for the first quarter were again challenged due to a product mix consisting of a low volume of our higher margin automated inspection system products. As previously disclosed, operating expenses in the first quarter included $680,000 of restructuring charges, all of which are recorded in General and Administrative expenses. Excluding these restructuring charges, all operating expenses were in alignment with expense levels recorded in the same quarter a year ago, and down sequentially from the prior quarter.”

Orders and Backlog
Key's backlog at the end of the first quarter of fiscal 2016 was $37.0 million, compared to $28.7 million one year ago. New orders received during the first quarter were $31.0 million, compared to $30.5 million in the corresponding period last year.

Ehren stated, “Orders for the first quarter were solid, with strong contributions again from EMEIA as well as a significant increase in orders in North America, compared to recent quarters. Important strategic orders were won in both of these regions, most significantly in the potato segment.”

Ehren continued, “Since the introduction of VERYX™ in late September, we have started building the funnel of opportunities for this platform. We received our first VERYX orders this quarter in certain core market applications, and we expect to start shipping these orders in our third quarter of fiscal 2016. We plan to continue our phased release of the VERYX platform by applications and sizes throughout fiscal

2016 and beyond. We believe the VERYX platform will enable us to expand into existing and new insertion points in core and adjacent markets across all geographies. We are continuing to test and finalize solutions in the field in both North America and Europe, with very positive customer response globally.”

Conclusion
Ehren concluded, “As we passionately continue on our transformational journey to reshape our culture, our approach to technology leadership, our customer relationships globally, and our overall ways of doing business, we believe we are making long-term decisions that will drive profitability and shareholder returns in the future.”

Conference Call
The Company's conference call related to the fiscal 2016 first quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 28, 2016.

To access the call and audio webcast:

Phone --	Q&A participation:
Toll-Free: 877-341-5668 International: 224-357-2205
Internet --	Audio webcast:
http://edge.media-server.com/m/p/7nh8ydnb
Replay --	Available through Thursday, February 11, 2016
http://edge.media-server.com/m/p/7nh8ydnb

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive, and governmental risks and uncertainties. These risks and uncertainties include, among other things: factors that could increase our cost of operations and reduce gross margins and profitability, including expanding into new markets, undertaking complex projects and applications, increasing research and development expenses, and offering increasingly integrated products; acquisitions that may harm our operating results; failure of our existing and new products to compete successfully, which could result in the loss of market share and a decrease in our sales and profits; significant investments in unsuccessful research and development efforts; industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Senior Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2015	2014

Net sales	$24,803	$20,091
Cost of sales	17,823	14,615
Gross profit	6,980	5,476
Operating expenses:
Sales and marketing	4,070	4,073
Research and development	2,279	2,125
General and administrative	2,685	2,102
Amortization of intangibles	349	402
Total operating expenses	9,383	8,702
Gain on disposition of assets	8	4
Loss from operations	(2,395)	(3,222)
Other income (expense)	(339)	(10)
Loss before income taxes	(2,734)	(3,232)
Income tax benefit	(1,035)	(1,404)
Net loss	$(1,699)	$(1,828)
Net loss per share
- basic	$(0.27)	$(0.29)
- diluted	$(0.27)	$(0.29)

Shares used in per share calculations - basic	6,261	6,285
Shares used in per share calculations - diluted	6,261	6,285

Key Technology, Inc. and Subsidiaries
Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2015	September 30, 2015
Cash and cash equivalents	$6,374	$7,726
Trade accounts receivable, net	14,324	14,836
Inventories	32,544	31,297
Deferred income taxes	3,844	3,972
Prepaid expenses and other assets	4,116	4,108
Total current assets	61,202	61,939
Property, plant and equipment, net	14,060	14,799
Deferred income taxes	3,769	2,917
Goodwill	9,972	10,223
Investment in Proditec	1,127	1,127
Intangibles and other assets, net	5,996	6,541
Total assets	$96,126	$97,546

Accounts payable	$8,859	$10,800
Accrued payroll liabilities and commissions	5,425	5,452
Customers' deposits	7,828	4,712
Accrued customer support and warranty costs	2,459	2,618
Customer purchase plans	1,605	1,506
Current portion of long-term debt	679	705
Other accrued liabilities	1,258	1,315
Total current liabilities	28,113	27,108
Long-term debt	4,978	5,149
Deferred income taxes	1,958	2,144
Other long-term liabilities	357	408
Shareholders' equity:
Common stock	32,753	32,676
Warrants	665	665
Retained earnings and other shareholders' equity	27,302	29,396
Total shareholders' equity	60,720	62,737
Total liabilities and shareholder's equity	$96,126	$97,546

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